SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[   ]   Preliminary Proxy Statement
[   ]   Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SOLECTRON CORPORATION
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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SOLECTRON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held January 18, 2001

To the Stockholders of Solectron Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Solectron Corporation (the “Company”), a Delaware corporation, will be held on Thursday, January 18, 2001, at 9:00 a.m., local time, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, CA 98054, for the following purposes:

1.	To elect ten (10) directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To approve an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Company from 800,000,000 to 1,600,000,000 shares.

3.	To amend the Company’s 1992 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 20,000,000 shares.

4.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 31, 2001.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on November 21, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors, /s/ Susan Wang Susan Wang Secretary

Milpitas, California December 13, 2000

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested either to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States or vote by telephone or via the Internet as instructed on the enclosed card.

SOLECTRON CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of Solectron Corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, January 18, 2001, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, CA 98054. The Company’s telephone number is (408) 957-8500.

     These proxy solicitation materials were mailed on or about December 13, 2000 to all stockholders of record at the close of business on November 21, 2000 (the “Record Date”). A copy of the Company’s Annual Report to Stockholders for the year ended August 25, 2000 (“Fiscal 2000”), including financial statements, was sent to the stockholders prior to or concurrently with this Proxy Statement.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the Record Date, 642,446,256 shares of the Company’s Common Stock were issued and outstanding.

Revocability of Proxies

     Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Susan Wang) at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

Voting and Solicitation

     On all matters other than the election of directors, each share has one vote. See “Proposal One — ELECTION OF DIRECTORS — Required Vote.”

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegraph or letter.

Quorum; Abstentions; Broker Non-Votes

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals for Annual Meeting for Fiscal Year 2001

     Proposals of stockholders of the Company which are to be presented by such stockholders at the Company’s Annual Meeting for the year ended August 31, 2001 (“Fiscal 2001”) must be received by the Company no later than August 15, 2001 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to Solectron Corporation at 847 Gibraltar Drive, Milpitas, CA 95035, Attention: Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     The Company’s Board of Directors (the “Board”) currently consists of ten persons. All ten positions on the Board are to be elected at this meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company’s nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxyholders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them, are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
Dr. Koichi Nishimura	62	President, Chief Executive Officer and Chairman of the Board of the Company	1991
Dr. Winston H. Chen(1)	59	Chairman, Paramitas Foundation	1978
Richard A. D’Amore	47	General Partner, North Bridge Venture Partners	1985
Charles A. Dickinson(1),(3),(4)	76	Independent Consultant	1984
Heinz Fridrich(2),(4),(5),(6)	67	Faculty, University of Florida	1996
Dr. Philip V. Gerdine(2),(5),(6)	61	Independent Consultant	1998
William A. Hasler(3),(4), (5)	58	Co-Chief Executive Officer, Aphton Corporation	1998
Dr. Kenneth E. Haughton(3),(6)	72	Independent Management Consultant	1985
Dr. Paul R. Low(2),(5),(6)	67	President, PRL Associates	1993
Osamu Yamada(1)	71	International Business Consultant	1994

__________

(1)	Member of the Nominating Committee.

(2)	Member of the Audit and Finance Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Information Technology Committee.

(5)	Member of the Executive Resources Committee.

(6)	Member of the Mergers and Acquisitions Committee.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five (5) years. There is no family relationship between any director or executive officer of the Company.

     Dr. Koichi Nishimura has served as Chairman of the Board since 1996, Chief Executive Officer since 1992 and President since 1990. He was Co-Chief Executive Officer from 1991 to 1992 and Chief Operating Officer from 1988 to 1991. He was also a director of the Board since 1991 before serving as Chairman of the Board. From 1964 to 1988, Dr. Nishimura was with International Business Machines Corporation (IBM) in various technology and management positions. Dr. Nishimura serves as a director on the boards of Merix Corporation, the Center for Quality Management and the Santa Fe Institute. He also serves on the advisory board of Santa Clara University’s Leavey School of Business and the board of the Santa Clara Valley Manufacturing Group. Dr. Nishimura serves as a member of the Board of Directors in the capacity of Vice President for the Foundation for the Malcolm Baldrige National Quality Award, Inc.

     Dr. Winston H. Chen is a founder of the Company and has served as a director of the Company since 1978, Chairman of the Board of Directors from 1990 to March 1994, President from 1979 to 1990, Chief Executive Officer from 1984 to 1991, and as Co-Chief Executive Officer from 1991 to 1992. Dr. Chen is currently Chairman of Paramitas Foundation, a position he has held since 1990. From 1970 to 1978, Dr. Chen served as Process Technology and Development Manager of IBM. He also serves as a director of Intel Corporation.

     Mr. Richard A. D’Amore has served as a director of the Company since 1985. Mr. D’Amore has been a general partner of North Bridge Venture Partners since 1994. He also serves as a director of Centra Software, Inc., Silverstream Software, Inc., SmarterKids.com, Inc. and Veeco Instruments, Inc.

     Mr. Charles A. Dickinson has served as a director of the Company since 1984, and served as Chairman of the Board of Directors from 1986 to 1990 and from 1994 to September 1996. He served as an independent management consultant to the Company from 1991 to 1993. He served as President, Solectron Europe, from 1993 to February 1996. From 1986 to 1990, Mr. Dickinson was Chairman of the Board of Directors, President and Chief Executive Officer of Vermont Micro Systems, Inc. He also serves as a director of Aavid Thermal Technologies, Inc., LeCroy Corporation and two privately-held corporations.

     Mr. Heinz Fridrich has served as a director of the Company since April 1996. He has been a member of the faculty of the University of Florida since 1993. From 1950 to 1993, Mr. Fridrich held a number of manufacturing and operations management positions in Europe and the United States with IBM. He also serves as a director of CH Energy Group, Inc. and Veeco Instruments, Inc.

     Dr. Philip V. Gerdine has served as a director of the Company since May 1998. Dr. Gerdine served as Executive Director, Siemens AG and as Managing Director of The Plessey Company from September 1989 to September 1998 and previously was Vice President-Corporate Development of Siemens Corporation. Dr. Gerdine has held senior management positions with General Electric Co., Price Waterhouse and The Boston Consulting Group. He currently serves as a director of Applied Materials, Inc. and Kulicke & Soffa Industries Inc.

     Mr. William A. Hasler has served as a director of the Company since May 1998. Mr. Hasler is currently co-chief executive officer of Aphton Corporation, an international biotechnology firm. Prior to joining Aphton, he was Dean and Department Chair of the Haas School of Business at the University of California, Berkeley. He currently serves as a director of The Schwab Funds, Walker Interactive Systems, Inc., TCSI Corporation, Tenera, Inc. and DiTech Corporation. In addition, Mr. Hasler is a member of the Compensation Committee of TCSI Corporation, Tenera, Inc. and DiTech Corporation.

     Dr. Kenneth E. Haughton has served as a director of the Company since 1985. Since 1991, Dr. Haughton has been an independent consultant. From 1990 to 1991, he was Vice President of Engineering at Da Vinci Graphics. From 1989 to 1990, Dr. Haughton was an independent consultant, and from 1982 to 1989, he served as Dean of Engineering at Santa Clara University. He also serves as a director of Seagate Technology.

     Dr. Paul R. Low has served as a director of the Company since 1993. He is currently President of PRL Associates, a position he has held since 1992. Dr. Low worked for IBM from 1957 to 1992. During his tenure at IBM, Dr. Low held senior management and executive positions with successively increasing responsibility, including President, General Technology Division and IBM Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line, also serving on IBM’s corporate management board. He also serves as a director of Applied Materials, Inc., Veeco Instruments, Inc., NCD and Xion.

     Mr. Osamu Yamada has served as a director of the Company since 1994. Mr. Yamada has been an independent international business consultant since November 1996. From October 1991 to November 1996, Mr. Yamada served as an advisor to The Mitsubishi Bank, Limited and the Bank of Tokyo/Mitsubishi. From 1990 to 1991, he was Chairman and Chief Executive Officer of BankCal Tri-State Corporation, a wholly owned subsidiary of The Mitsubishi Bank, Limited. From 1987 to 1990, he was Senior Managing Director of The Mitsubishi Bank, Limited, and in an overlapping period from 1985 to 1990, he was also Chairman, President and Chief Executive Officer of Bank of California. Prior to 1985, he held a number of key management positions with The Mitsubishi Bank, Limited organization. Mr. Yamada currently serves on a number of boards of major universities and cultural centers.

Board Meetings and Committees

     The Board held a total of 6 regular meetings and 11 special telephonic meetings during Fiscal 2000.

     During Fiscal 2000, each director attended more than 75% of the meetings of the Board and meetings of committees upon which such director served.

     The Audit and Finance Committee of the Board currently consists of Heinz Fridrich, Dr. Philip V. Gerdine and Dr. Paul R. Low. This committee oversees the Company’s internal financial control systems and procedures, reviews and approves the Company’s financial statements, and coordinates and approves the activities of the Company’s auditors. This committee also oversees the Company’s capital and financing matters. The Audit and Finance Committee held 9 meetings during Fiscal 2000, of which three were attended by KPMG LLP, the Company’s independent auditors.

     The Compensation Committee of the Board currently consists of Charles A. Dickinson, William A. Hasler and Dr. Kenneth E. Haughton. This committee is responsible for establishing compensation guidelines for executives of the Company, reviewing and approving executive bonus plans and providing guidance with respect to other compensation issues, such as incentive stock option grants. The Compensation Committee held a total of 8 meetings during Fiscal 2000.

     The Nominating Committee of the Board currently consists of Dr. Winston H. Chen, Charles A. Dickinson and Osamu Yamada. This committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board. The Nominating Committee held 2 meetings during Fiscal 2000.

     The Information Technology Committee of the Board currently consists of Charles A. Dickinson, Heinz Fridrich and William A. Hasler. This committee is responsible for addressing the Company’s Information Technology needs from the Board’s perspective. The Information Technology Committee held 11 meetings during Fiscal 2000.

     The Executive Resources Committee of the Board currently consists of Heinz Fridrich, Dr. Philip V. Gerdine, William A. Hasler and Dr. Paul R. Low. This committee is responsible for executive recruitment, development, and succession planning. The Executive Resources Committee held 8 meetings during Fiscal 2000.

     The Mergers and Acquisitions Committee of the Board currently consists of Heinz Fridrich, Dr. Philip V. Gerdine, Dr. Kenneth E. Haughton and Dr. Paul R. Low. This committee, along with the Company’s management, is responsible for the review of merger and acquisition strategies and candidates, approves mergers and acquisitions and also make recommendations to the Board. The Mergers and Acquisitions Committee held 13 meetings during Fiscal 2000.

Director Compensation

     Directors who are not employees of the Company (“Outside Directors”) receive annual retainers of $20,000. In addition, each Outside Director is paid $3,000 for each meeting of the Board attended, $500 for each telephonic Board and committee meeting attended and $1,500 for each committee meeting attended in Fiscal 2000. Outside Directors may also receive consulting fees for projects completed at the request of management. Employee directors are not compensated for their service on the Board or on committees of the Board.

     Options to purchase shares of the Company’s common stock are granted to Outside Directors under the 1992 Stock Option Plan (the “Option Plan”) only in accordance with an automatic, non-discretionary grant mechanism. The Option Plan provides, with respect to Outside Directors, for an automatic grant on December 1 of each year of a nonstatutory option to purchase eight thousand (8,000) shares (pro rata for the portion of the first fiscal year of service as an Outside Director) of the Company’s Common Stock, with an initial equity grant for new Outside Directors to purchase fifteen thousand (15,000) shares of the Company’s Common Stock at the commencement of their service as an Outside Director, at a per share exercise price of 100% of the fair market value on the date of grant.

Required Vote

     Each stockholder voting in the election of directors is entitled to cumulate such stockholder’s votes. Each stockholder who elects to cumulate votes shall be entitled to as many votes as equals the number of directors to be elected multiplied by the number of shares held by such stockholder, and the stockholder may cast all such votes for a single director or distribute such votes among as many candidates as the stockholder may see fit. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the votes. The ten nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority (“Broker Non-Votes”), will be counted as present for purposes of determining the presence or absence of a quorum.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Company’s Certificate of Incorporation currently authorizes the issuance of up to 800,000,000 shares of Common Stock. As of the record date, approximately 642,446,256 shares were issued and outstanding. There are currently 53,782,581 shares reserved for issuance under the Company’s 1992 Stock Option Plan. Of this amount, approximately 43,084,565 shares were subject to currently outstanding options and an additional 10,698,016 shares were available for grant as of the record date. An additional 6,444,532 shares are available for purchase under the Company’s Employee Stock Purchase Plan. In addition, we have reserved 24,747,946 shares of common stock for issuance upon conversion of the Zero-Coupon Liquid Yield Option Notes (the “LYONs”) due 2019, 49,631,873 shares of common stock for issuance upon conversion of the LYONs due May 8, 2020, and have an aggregate of 5,019,561 shares of common stock to be issued pursuant to the exercise of options assumed with respect to our acquisitions of SMART Modular, Force Computers and Bluegum Group. In addition, we have 34,179,980 shares of common stock issuable upon conversion of the Zero-Coupon Liquid Yield Option Notes due November 20, 2020 (4,000,000 shares of which have been reserved for conversion and the balance of which may be converted for cash at our election until such time we have reserved a sufficient number of shares of common stock to cover all potential conversions following the effectiveness of a stockholder-approved amendment to our Certificate of Incorporation increasing the number of our authorized shares of common stock). A significant amount of the increase in authorized shares approved at last year’s annual meeting went to cover a two-for-one common stock dividend.

     As a result of strategic acquisitions and equity incentives to employees, officers and directors, the Company has issued or reserved for issuance a significant amount of its authorized Common Stock. Therefore, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the first paragraph of Article Four of the Company’s Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of Common Stock of the Company from 800,000,000 to 1,600,000,000 shares, and hereby solicits the approval of the Company’s stockholders of the Amendment. If the stockholders approve the Amendment, the Board of Directors currently intends to file an amendment to the Company’s Certificate of Incorporation reflecting the Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the Amendment is not approved by the stockholders, Article Four of the existing Certificate of Incorporation will continue in effect.

     The objective of the increase in the authorized number of shares of Common Stock is to ensure that the Company has sufficient shares available for future issuances. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, funding future financings or acquisitions or effecting stock splits or dividends.

Possible Effects of the Proposed Amendment to the Certificate of Incorporation

     All authorized but unissued shares of Common Stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with stock-based employee benefit plans, future stock splits or dividends and issuances to raise capital or effect acquisitions). Other than authorizing sufficient shares to cover the conversion of Zero-Coupon Liquid Yield Option Notes due November 20, 2020, there are currently no arrangements, agreements or understandings for the issuance or use of the additional shares of authorized Common Stock. The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of the New York Stock Exchange.

     Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock, may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

     The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company’s stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Vote Required and Board of Directors’ Recommendation

     The affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company is required for approval of this proposal. Abstentions and broker non-votes will each be counted as votes against the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL THREE

AMENDMENT OF 1992 STOCK OPTION PLAN

General

     The Company’s 1992 Stock Option Plan (the “Option Plan”) was adopted by the Board in October 1992 and approved by the stockholders in January 1993, and a total of three million, two hundred thousand (3,200,000) shares of Common Stock, as adjusted for four subsequent 2 for 1 stock splits, were initially reserved thereunder. On September 26, 2000 the Board approved an amendment to the Option Plan increasing the number of shares reserved for issuance thereunder by twenty million (20,000,000) shares to an aggregate of one hundred ten million, eight hundred thousand (110,800,000) shares, as adjusted for stock splits.

     The Board of Directors believes that it is in the Company’s best interest to amend the Option Plan and increase the number of shares reserved for issuance thereunder so that the Company may attract and retain high quality employees necessary to build the Company’s infrastructure and continue to provide ongoing incentives to the Company’s employees in the form of options to purchase the Company’s Common Stock.

     The Option Plan provides for the granting to employees of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and for the granting of nonstatutory options to employees, directors and consultants.

Purpose

     The principal purpose of the Option Plan is to provide equity incentives to the Company’s employees, consultants and Outside Directors by enabling them to participate in the Company’s success and to encourage the participants’ continued service to the Company.

Administration

     The Option Plan may be administered by the Board of Directors or by a committee, and is currently being administered by the Compensation Committee of the Board of Directors (the “Administrator”). Grants of options under the Plan shall be made by the Board or a committee. Grants of options to directors who are employees may be made by the Board if a majority of the directors are “disinterested persons” or by a committee consisting of two or more “disinterested persons,” and grants of options to nonemployee directors may be made only as described in the “Eligibility” section below. The interpretation and construction of any provision of the Option Plan is within the sole discretion of the Board or committee, whose determination is final and conclusive. Members of the Board or committee receive no additional compensation for their services in connection with the administration of the Option Plan. Copies of the Option Plan are available upon request at the Company’s principal executive offices.

Eligibility

     The Option Plan provides that options may be granted to employees (including officers and directors who are also employees), consultants of the Company or any parent or majority-owned subsidiary and Outside Directors. Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares to be subject to each option and the time or times at which shares become exercisable under the option. In making such determination, the duties and responsibilities of the employee or consultant, the value of his or her services, his or her present and potential contribution to the success of the Company, the anticipated number of years of future service and other relevant factors are taken into account. Generally, such options become exercisable or “vest” at the rate of one forty-eighth (1/48) of the shares subject to the option per month. In addition, the plan administrator has determined that options which become 100% vested after two (2) years of service may be granted. Such options shall not become vested prior to such two (2) years of service. Each option may be exercised only to the extent it is vested. As of November 21, 2000, there were options to purchase 43,084,565 shares outstanding under the Option Plan, as adjusted for stock splits, and there were approximately 6,000 employees eligible to participate in the Option Plan.

Automatic Grants to Outside Directors

     The Option Plan provides that nonstatutory options are automatically granted to Outside Directors on a yearly basis on December 1, in order to provide an incentive to Outside Directors of the Company (the “Automatic Grant Program”). The automatic grant of eight thousand (8,000) shares is pro rated for the portion of the first fiscal year of service as an Outside Director, with an initial grant for new Outside Directors to purchase fifteen thousand (15,000) shares at the commencement of their service as an Outside Director. The exercise price of options granted under the Automatic Grant Program is the fair market value of the Company’s Common Stock on the date of the automatic grant. Outside Directors may not be granted options under the Option Plan except under the Automatic Grant Program. Options granted to Outside Directors become exercisable cumulatively with respect to one-twelfth (1/12) of the underlying shares on the first day of each month following the date of grant of such option. Options granted to Outside Directors have a term of five (5) years from the date of grant.

Terms of Options

     The terms of options granted under the Option Plan (other than options granted to Outside Directors pursuant to the Automatic Grant Program (the “Outside Director Options”)) are determined by the Administrator. Each option granted under the Option Plan is evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

     (a) Exercise of Option. Options under the Option Plan generally become exercisable as to one forty-eighth (1/48) of the underlying shares after each month from the date of grant. In addition, the plan administrator has determined that options which become 100% vested after two (2) years of service may be granted. Such options shall not become vested prior to such two (2) years of service.

     An option granted under the Option Plan is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, other shares of the Company’s Common Stock or any combination of such methods of payment, or such other consideration and method of payment as is permitted under the Delaware General Corporation Law.

     (b) Exercise Price. The per share exercise price of options granted under the Option Plan (other than Outside Director Options) is determined by the Administrator and, in the case of incentive stock options, may not be less than one hundred percent (100%) of the fair market value on the date of grant. However, in the case of incentive stock options granted to an optionee who owns more than ten percent (10%) of the voting power or value of all classes of stock of the Company, the per share exercise price must not be less than one hundred ten percent (110%) of the fair market value on the date of grant. The exercise price of nonstatutory options may be less than one hundred percent (100%), but shall be no less than eighty-five percent (85%), of the fair market value of the Company’s Common Stock on the date of grant, if the Administrator determines that a discount from the fair market value is appropriate in lieu of the payment of a reasonable amount of salary or cash bonus to the optionee. For so long as the Company’s Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange (the “NYSE”), the fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of grant of the Option, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

     (c) Termination of Status as an Employee, Consultant or Outside Director. If the optionee’s employment or consulting relationship with the Company or status as an Outside Director is terminated for any reason (other than death or disability), options may be exercised within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Administrator) after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination.

     (d) Death or Disability of Optionee. Options may be exercised within no more than six (6) months following termination because of a permanent and total disability or by the employee’s estate after his or her death.

     (e) Term and Termination of Options. Options granted under the Option Plan may have a term of ten (10) years and generally have a term of seven (7) years from the date of grant. No option may be exercised by any person after the expiration of its term. In the case of an incentive stock option granted to an optionee who, immediately before the grant of such option, owns more than ten percent (10%) of the voting power or value of all classes of stock of the Company, the term of such incentive stock option may not exceed five (5) years.

     (f) Non-Transferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent or distribution, and is exercisable during the optionee’s lifetime only by the optionee. In the event of the optionee’s death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     (g) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Administrator.

Changes in Capitalization

     In the event a change, such as a stock split or stock dividend payable in Common Stock, is made in the Company’s capitalization, which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by the Company, appropriate adjustment shall be made in the option price and number of shares subject to outstanding options. Appropriate adjustment will also be made in the number of shares of Common Stock which have been authorized for issuance under the Option Plan but as to which no options have yet been granted or which have been returned to the Option Plan upon cancellation of an option. Such adjustments shall be made by the Board of Directors, whose determination shall be final and conclusive, subject to any required action by the stockholders of the Company.

     In the event of the proposed dissolution or liquidation of the Company, options outstanding under the Option Plan will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may in the exercise of its discretion, declare that any outstanding option shall terminate as of a date fixed by the Board and give each optionee the right to exercise his or her option as to all or any part of the optioned stock, including shares as to which the option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding options shall be assumed or an equivalent option shall be substituted by such successor corporation (or a parent or subsidiary of such successor corporation), unless such successor corporation does not agree to assume the options or to substitute an equivalent option, in which case the optionee shall have the right to exercise all outstanding options as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an outstanding option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the optionee that his or her outstanding options shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

Amendment and Termination of the Option Plan

     Except with respect to the Automatic Grant Program, the Board may amend or terminate the Option Plan from time to time in such respects as the Board may deem advisable; provided that, to the extent necessary and desirable to comply with Rule 16b-3 promulgated under the Exchange Act, or with Section 422 of the Code or any other successor or applicable law or regulation, the Company shall obtain stockholder approval of any Option Plan amendment in such a manner and to such a degree as is required by the applicable law, rule or regulation. The Automatic Grant Program may only be amended once every six (6) months. Any amendment or termination of the Option Plan shall not affect options already granted and such options shall remain in full force and effect as if the Option Plan had not been amended or terminated, unless mutually agreed otherwise between the optionee and the Administrator, which agreement must be in writing and signed by the optionee and the Company.

     The Option Plan will continue to require stockholder approval of amendments in accordance with federal tax laws and regulations applicable to incentive stock option plans, to the extent the Company desires that the Option Plan continue to qualify for the grant of incentive stock options thereunder. The Code and the rules and regulations thereunder governing incentive stock option plans currently require stockholder approval for any increase in the number of shares issuable under a plan and for changes in the eligibility standards under a plan.

     In any event, the Option Plan shall terminate in 2002. Any options outstanding under the Option Plan at the time of termination shall remain outstanding until they expire by their terms.

Tax Information

     Options granted under the Option Plan may be either “incentive stock options,” as defined in Section 422 of the Code or nonstatutory options.

     Incentive Stock Options. If an option granted under the Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two (2) years after grant of the option and one (1) year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized by the optionee on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

     Nonstatutory Options. All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation will be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the amount and at the time that the Optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company, with respect to the grant and exercise of options under the Option Plan, does not purport to be complete and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Stock Price

     The closing price of a share of the Company’s Common Stock on the NYSE on November 21, 2000 was $34.0625.

Plan Benefits

     The Company cannot now determine the exact number of options to be granted in the future to the executive officers named under “EXECUTIVE OFFICER COMPENSATION — Summary Compensation Table,” all current executive officers as a group or all other employees (including current officers who are not executive officers) as a group. See “EXECUTIVE OFFICER COMPENSATION — Stock Option Grants and Exercises” for the number of stock options granted to the executive officers named in the Summary Compensation Table in Fiscal 2000. In Fiscal 2000, options to purchase 236,701 shares of Common Stock of the Company were granted to all current executive officers shown in the Compensation Table as a group and options to purchase 10,668,732 shares of Common Stock of the Company were granted to all other employees (including current officers who are not executive officers) as a group.

Required Vote

     The affirmative vote of a majority of the votes cast is required to approve the amendment to the Company’s Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE 1992 STOCK OPTION PLAN.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP (“KPMG”), independent auditors, to audit the financial statements of the Company for Fiscal 2001. KPMG has audited the Company’s financial statements since the Company’s 1985 fiscal year. Representatives of KPMG are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of KPMG.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the “SEC”) thereunder require the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during Fiscal 2000 substantially all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with. The only exception known to us during Fiscal 2000 was a late Form 4 filing on behalf of Susan Wang, our Chief Financial Officer. This Form 4 related to a sale in a transaction by Ms. Wang of 25,000 shares of our common stock prior to our March stock dividend.

Certain Relationships and Related Transactions

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions, which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party. The agreements have been approved by the majority vote of the disinterested stockholders of the Company.

Security Ownership Of Certain Beneficial Owners And Management

     The following table sets forth as of November 21, 2000 information relating to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, (iv) and all directors and executive officers as a group.

Name	Amount Owned(1)		Approximate Percentage Owned
Alliance Capital Management	54,613,663		8.50%
1345 6th Avenue, 40th Floor
New York, NY 10105
American Express Financial Corporation	32,932,811	(2)	5.12%
IDS Tower 10
Minneapolis, MN 55440
Ajay B. Shah	8,741,718	(3)	1.36%
Dr. Koichi Nishimura	1,284,914	(4)	*
Dr. Winston H. Chen	1,258,666	(5)	*
Charles A. Dickinson	494,070	(6)	*
Dr. Saeed Zohouri	355,881	(7)	*
Dr. Paul R. Low	228,666	(8)	*
Dr. Kenneth E. Haughton	189,466	(9)	*
Richard A. D’Amore	108,666	(10)	*
Heinz Fridrich	74,666	(11)	*
Kevin R. Burns	74,291	(12)	*
David Kynaston	49,312	(13)	*
Osamu Yamada	47,666	(14)	*
Dr. Philip V. Gerdine	39,466	(15)	*
William A. Hasler	36,666	(16)	*
All directors and executive officers as a group (17 persons)	14,709,393	(17)	2.28%

__________

*	Less than one percent (1%).

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Solectron Common Stock subject to options held by that person that will be exercisable on or before January 21, 2001, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 288,762 shares issuable upon conversion of the Company’s Liquid Yield Option Notes due November 20, 2020 (Zero Coupon-Senior) at a conversion rate of 11.7862 shares per note.

(3)	Includes 39,068 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(4)	Includes 907,463 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(5)	Includes 108,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(6)	Includes 97,522 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(7)	Includes 327,341 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(8)	Includes 156,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(9)	Includes 108,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(10)	Includes 108,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(11)	Includes 70,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(12)	Includes 68,740 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(13)	Includes 49,312 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(14)	Includes 45,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(15)	Includes 36,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(16)	Includes 24,666 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

(17)	Includes 3,211,727 shares issuable upon the exercise of stock options that are exercisable on or before January 21, 2001.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation for services to the Company in all capacities.

		Annual Compensation(1)
Name and Principal Position	Year	Salary($)	Bonus($)	Long-Term Compensation(2) Options/SARs (#)(2)	All Other Compensation ($)(3)
Dr. Koichi Nishimura	2000	$643,097	$ —	132,182	$ 9,594
President, Chief Executive Officer and	1999	660,000	940,010	200,000	8,805
Chairman of the Board of Directors	1998	485,552	727,887	180,000	7,650
David Kynaston	2000	300,008	408,665	12,000	23,335
Senior Vice President and	1999	300,041	290,599	30,000	13,393
President, Solectron Europe	1998	195,313	211,814	32,000	12,500
Kevin R. Burns	2000	296,167	365,371	5,764	12,654
Senior Vice President and	1999	234,242	65,492	120,000	88,095	(4)
Chief Materials Officer	1998	—	—	—	—
Dr. Saeed Zohouri	2000	503,162	—	86,755	13,367
Senior Vice President and	1999	425,022	882,060	111,600	10,388
Chief Operating Officer	1998	352,926	510,596	60,000	4,485
Ajay B. Shah	2000	252,692	225,676	—	3,904
President and Chief Executive Officer	1999	—	—	—	—
of Technology Solutions	1998	—	—	—	—

(1)	Perquisites are not included since the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with regulations promulgated by the Securities and Exchange Commission (the “SEC”); therefore, the Other Annual Compensation has not been included in this table. Bonus compensation reported for fiscal years 2000, 1999 and 1998 was earned in that fiscal year, but may have been paid in the subsequent fiscal year.

(2)	The Company has not granted any stock appreciation rights or restricted stock awards and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the SEC. Amounts reported have been adjusted to reflect a 2 for 1 stock split of the Company’s common stock, which occurred in March 2000.

(3)	Amounts represent the Company’s contributions to a 401(k) plan, overseas pension contributions and private health payments, the taxable benefit of premium payments under split dollar life insurance policies, and premiums under an executive group term life insurance policy.

(4)	Amount stated includes $85,409 of relocation expenses and taxes connected with such expenses.

Stock Option Grants and Exercises

     The following tables set forth, for the executive officers named in the Summary Compensation Table, the stock options granted under the Company’s stock option plans and the options exercised by such executive officers during Fiscal 2000.

Stock Option Grants in Fiscal 2000

	Individual Grants
Name	Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2) 5%($) 10%($)
Dr. Koichi Nishimura	120,000	1.09%	$35.0313	09/28/06	$1,711,351	$3,988,175
	12,182.11		43.7500	08/23/07	216,969	505,631
David Kynaston	12,000.11		35.0313	09/28/06	171,135	398,818
Kevin R. Burns	5,764.05		31.0000	05/10/07	72,742	169,521
Dr. Saeed Zohouri	65,000.59		35.0313	09/28/06	926,982	2,160,262
	16,145.15		31.0000	05/10/07	203,752	474,828
	5,610.05		43.7500	08/23/07	99,918	232,851
Ajay B. Shah	—	—	—	—	—	—
__________
(1)	These options become exercisable as to one forty-eighth (1/48) of the shares after each month from the date of grant.

(2)	Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven (7) year option term. Potential realizable value is shown net of exercise price. These amounts are calculated based on the regulations promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

Aggregated Option Exercises in Fiscal 2000 and Year-End Values

Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Total Number of Unexercised Options Held at Fiscal Year End(#) Exercisable Unexercisable		Value of Unexercised, In-the-Money Options Held at Fiscal Year End($)(2) Exercisable Unexercisable
Dr. Koichi Nishimura	—	$ —	846,247	265,935	$30,962,513	$6,035,791
David Kynaston	100,000	3,843,818	40,208	33,792	1,257,477	870,363
Kevin R. Burns	—	—	52,860	72,904	1,474,883	1,963,292
Dr. Saeed Zohouri	40,224	1,547,720	293,752	151,587	10,363,018	3,256,874
Ajay B. Shah	—	—	26,086	35,572	556,242	758,515
__________
(1)	Fair market value of underlying securities at exercise minus the exercise price.

(2)	Calculated based upon the August 25, 2000 fair market value share price of $44.5625 less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

COMPENSATION COMMITTEE REPORT

Introduction

     The Compensation Committee (the “Committee”) of the Board is charged with the responsibility of reviewing all aspects of the Company’s executive compensation programs and administering the Company’s stock option plans. In Fiscal 2000, the members of the Committee were Messrs. Dickinson, Hasler and Haughton, all of whom are non-employee directors of the Company. The Committee meets at the beginning of each fiscal year to establish target base compensation levels for the Company’s executive officers for the following fiscal year and to finalize bonuses for the previous fiscal year.

Compensation Philosophy

The Company’s executive compensation policies are designed to attract and retain qualified executives who will contribute to the Company’s long-term success, to reward executives for achieving the Company’s financial goals, and to link executive compensation and stockholder interests through bonuses and equity-based plans. The Committee believes that strong financial performance, on a sustained basis, is the most certain avenue through which the Company can positively affect long-term stockholder return. Furthermore, the Company believes that, in order to attract and retain the most qualified executives in the industry, its compensation policies must be competitive with other companies of comparable size and in similar industries and must reinforce strategic performance objectives through the use of incentive compensation programs. In order to provide incentive to executive officers, a large percentage of their annual compensation is paid as variable performance-based cash bonuses and stock option awards. Determination of each component of variable compensation is based on an assessment of a combination of metrics and individual performance. The amount of incentive compensation for each person in Fiscal 2000 has been determined on the basis of several indicators or corporate performance as outlined below.

Compensation Plans

     The following are the key components of the Company’s executive officer compensation:

     Base Compensation. The Committee establishes base salaries for executive officers based on its review of base salaries of executive officers in companies of comparable size and in similar industries. A majority of the companies used by the Committee in its review of salaries of other companies are a part of the Chase H & Q Technology Index used in the “Performance Graph”below.

     Bonuses. The Company’s executive bonus plan provides for incentive compensation to the Company’s executive officers and other key employees and is determined cumulatively on a quarterly basis based principally on certain performance measures. The performance measures include worldwide corporate performance, regional and site performance and individual performance. Worldwide, regional and site performance measures for Fiscal 2000 were initially focused on metrics of economic value created. To provide greater clarity on specific elements of economic value created, additional specific measures were adopted. These measures included Profit before Taxes, Return on Net Assets and Cash to Cash, terms defined in the Company’s amended plan and communicated to participants. The Committee believes that these factors are indicative of overall corporate performance and stockholder value. Individual performance is measured based on goals related to each person’s function within the organization. Employees accrue bonuses each quarter based on performance against year-to-date profit and asset utilization targets. However, only approximately 26% of such accrued bonuses vest and are payable quarterly. The remaining accrued bonus balances vest at the fiscal year end and are payable upon final determination of earned bonuses. During Fiscal 2000 and only as it relates to Fiscal 2000, under extenuating circumstances with respect to return on Net Assets and Cash to Cash performance compared to market, executive officers and key employees who participate in the Company’s executive bonus plan were offered the voluntary opportunity to waive participation in the Fiscal 2000 bonus plan. About half of those eligible to participate in the plan, voluntarily waived participation. During Fiscal 2000 and continuing into early Fiscal 2001, the Committee reviewed business results and determined that in order to continue to attract, motivate and retain executive officers and key employees, and in light of progress made in creating shareholder value, the Committee granted stock options to certain executive officers and key employees.

     Long-Term Incentive Compensation. The Company’s Option Plan provides for long-term incentive compensation for employees of the Company, including executive officers. A significant portion of the total compensation package for the Company’s executive officers is in the form of stock option awards. These awards give employees an equity interest in the Company, thereby aligning the interests of executive officers and stockholders and providing incentive to maximize stockholder value.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code limits the Corporation’s tax deduction to $1 million for compensation paid to certain executive officers named in the proxy unless the compensation is performance based. It has been determined that the limitations did not impact the Company in Fiscal 2000. The Committee’s present intention is to comply with the requirement of Section 162(m). However, the intention to comply will be balanced against the Company’s need to achieve the Company’s goals and to attract, retain and motivate executive talent.

Company Performance and Chief Executive Officer Compensation

     The compensation for the Company’s Chief Executive Officer (CEO) for Fiscal 2000 was comprised of a base salary component and a variable, performance-based component. The Committee met at the beginning of Fiscal 2000 and reviewed CEO compensation for companies of comparable size and similar industries in order to establish a base salary for the Company’s CEO. The Committee established a close tie between Company performance and CEO compensation by designating a large portion of total annual compensation as variable and performance-based. The Committee established corporate performance goals as described above. At the beginning of Fiscal 2001, the Committee evaluated the Company’s Fiscal 2000 performance in light of the goals established in the previous year. The Committee found that the corporate performance target level had been met or exceeded and that in addition, the Company’s CEO had exceeded his personal performance goals for strategic leadership, growth, increase in stockholder value and organizational and human resource development. The CEO voluntarily elected to waive participation in the Company’s executive bonus plan. However, based on performance criteria for variable compensation, the Committee, in its sole discretion awarded the CEO stock options.

Members of the Compensation Committee

Charles A. Dickinson William A. Hasler Dr. Kenneth E. Haughton

Compensation Committee Interlocks and Insider Participation

     Neither Charles A. Dickinson, William A. Hasler nor Dr. Kenneth E. Haughton, the members of the Compensation Committee, is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the Compensation Committee.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company’s accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by an amended written charter adopted and approved by the Board of Directors in May, 2000. Each of the members of the Audit Committee is independent as defined by the Company policy and the New York Stock Exchange listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as the Company’s independent accountants. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with the Company management, the Company internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent accountants’report on, each audit of the Company’s financial statements

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements, and recent developments in accounting rules

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior

     This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

     The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for Fiscal 2000. First, the Audit Committee discussed with KPMG, the Company’s independent auditors for Fiscal 2000, those matters KPMG communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG’s independence with KPMG and received a letter from KPMG regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of KPMG’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with the Company management and KPMG, the Company’s audited consolidated balance sheets at August 31, 2000 and 1999, and the related consolidated statements of income, stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2000. Based on the discussions with KPMG concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s Annual Report on Form 10-K include these financial statements.

Audit Committee Heinz Fridrich Dr. Philip V. Gerdine Dr. Paul R. Low

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the S&P 500 Index and the Chase H&Q Technology Index for the five fiscal years commencing August 31, 1995 and ending August 31, 2000, assuming an investment of $100 and the reinvestment of any dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

CUMULATIVE TOTAL RETURN

OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Susan Wang Susan Wang Secretary

Dated: December 13, 2000

Appendix A

Charter of the Audit Committee of the Board of Directors

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process, systems and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

•	In addition, The Committee’s role includes:

•	Oversee adherence to, and continuous improvement of, the Company’s policies, procedures, and practices at all levels.

•	Review areas of potential significant financial risk to the Company.

II.	Audit Committee Composition and Meetings

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet privately in executive session at least annually with management; the Head of Internal Audit, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III.	Audit Committee Responsibilities and Duties

Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes, and the effectiveness and adequacy of the Company’s internal control environment. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department.

     4. Review with financial management and the independent auditors the company’s quarterly financial results prior to the release of earnings. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

     8. Review the independent auditors engagement letter, audit plan, discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to Audit Committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors’judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Internal Audit Department and Legal Compliance

     11. Review the audit plan, and changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     12. Review the appointment, performance, and replacement of the Head of Internal Audit.

     13. Review significant findings reported by the internal audit department.

     14. On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy/voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Have your proxy/voting instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to vote your proxy.

VOTE BY MAIL
Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return to Solectron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
SOLCOR KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOLECTRON CORPORATION

Vote On Directors

1. To elect ten directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below

01) Koichi Nishimura, Ph.D. 02) Winston H. Chen, Ph.D. 03) Richard A. D’Amore 04) Charles A. Dickinson 05) Heinz Fridrich	06) Philip V. Gerdine, Ph. D 07) William A. Hasler 08) Kenneth E. Haughton, Ph.D. 09) Paul R. Low, Ph.D. 10) Osamu Yamada	|_|	|_|	|_|	__________________________________________

Vote on Proposals		For	Against	Abstain
2.	To approve an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Company from 800,000,000 to 1,600,000,000 shares.	|_|	|_|	|_|
3.	To amend the Company’s 1992 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 20,000,000 shares.	|_|	|_|	|_|
4.	To ratify and approve the appointment of KPMG LLP as the Company’s independent auditors for fiscal year 2001; and	|_|	|_|	|_|
5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      If you plan to attend the meeting, please check
      box to the right.                                                             |_|

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY
IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

____________________________________	__________	____________________________________	__________
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SOLCO2
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SOLECTRON CORPORATION
FISCAL 2000 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Koichi Nishimura, Ph. D. and Susan Wang, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Solectron Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California 98054 on Thursday, January 18, 2001 at 9:00 a.m. Pacific Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals set forth on the reverse side and as more particularly described in the Proxy Statement of the Company dated December 13, 2000 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s Annual Report for the year ended August 25, 2000.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 4.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.